Exhibit 99.1

PRESS RELEASE	Media Contact:
Joel Avery (215) 917-1618

FOR IMMEDIATE RELEASE

LONG-TIME CITY NATIONAL BANK PRESIDENT AND CEO
LOUIS E. PREZEAU RETIRES

Board Member Preston D. Pinkett III Appointed
Interim President and CEO

Newark, NJ… March 9, 2011…The long-time president and CEO of City National Bank of New Jersey (CNB), Louis E. Prezeau, has retired after spending the past 22 years leading the bank.  He is the longest-serving president in the 38-year history of CNB, one of the nation’s largest African American-owned banks, and will remain a member of its board of directors.  The board appointed one of its own, Preston D. Pinkett III, a CNB board member and senior banking industry executive, as interim president and CEO and will conduct a formal search for candidates to fill the position on a permanent basis.

“All of us, as board members, understand Lou’s decision to retire and accept it with enormous gratitude,” said CNB Chairman Eugene Giscombe.  “No one since our founder, Charles Whigham, has epitomized the great values this bank stands for better than Lou.  The tremendous growth and success the bank has experienced over the past 22 years is primarily due to Lou and his tireless efforts.  It will not be easy to replace him and we are grateful that he will be available to us during our leadership transition.  We are also delighted that he will remain on our board of directors.”

Among Prezeau’s numerous accomplishments at CNB, orchestrating the bank’s dramatic financial turnaround is perhaps his most celebrated achievement.  His successor, Pinkett, brings to his new assignment extensive experience fulfilling the banking needs of many of the same communities served by CNB.

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Louis E. Prezeau Retires as President and CEO of City National Bank

As a senior vice president of PNC Bank for nearly eight years, Pinkett managed a network of 25 retail branches serving distressed urban communities throughout New Jersey and Pennsylvania and oversaw all community development investment and lending activities throughout PNC’s six-state market.  He has also held the position of president of the New Jersey Economic Development Authority.  And most recently, he served as vice president of social investments for Prudential Financial, Inc.  “We are truly fortunate to be able to access the talent, energy and leadership of Mr. Pinkett as we transition the chief executive function of the bank,” Giscombe said.

Prezeau said he supports the board’s choice of Pinkett to immediately succeed him and noted that he participated in the overall selection process.  He said retirement will enable him to devote more time to his family but acknowledged the difficulty of leaving an institution that he spearheaded for many years.

“I feel extremely blessed and gratified to have had the opportunity to serve this great institution with so many talented and dedicated colleagues,” said Prezeau.  “I believe it is the right time for me to pass the leadership baton to a successor who is well-equipped to guide the bank as it faces the challenges of our economy.  I have the utmost confidence in Mr. Pinkett in this regard.  This coincides with my personal plans to devote more time to my family at this point in my life.  It is very hard, however, for me to leave a place and its people that I have grown to love.”

Pinkett said he looks forward to advancing the bank’s community-based agenda.  “I am delighted to transition from actively engaged board member to interim president and chief executive officer and I salute Lou for guiding the bank for more than two decades with such an intensely devoted and remarkably steady hand,” said Pinkett.  “City National is a true community-oriented bank that is known for providing real financial value to the communities it serves by helping them achieve their financial goals.  Our customers and stakeholders can rest assured that we will continue to work hard to maintain and develop both long-term and mutually beneficial banking relationships in this regard.”

CNB plans to host a retirement reception in honor of Prezeau’s 22 years of service to the bank in the coming months pending the availability of his children and other close relatives who are currently overseas.

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City National Bank of New Jersey is a community development financial institution with a 38-year history of providing underserved communities with resources to finance businesses, nonprofit agencies and churches as well as residential mortgage loans, investment products, branch banking and other responsive financial services.